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For Immediate Release

DR. GEORGE P. SHULTZ RESIGNS FROM GILEAD SCIENCES
BOARD OF DIRECTORS

Foster City, CA, December 15, 2005 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that George P. Shultz, PhD has resigned from the Gilead Sciences Board of Directors, effective December 31, 2005.

Dr. Shultz joined Gilead’s Board of Directors in 1996. Following his resignation, Dr. Shultz will become a Director Emeritus and will continue to be available to the Board in an advisory capacity.

“I have been honored to serve on the Gilead Board for the past 10 years,” commented Dr. Shultz. “The progress charted by Gilead on behalf of patients and physicians has been remarkable, and I am proud to have been a member of the company’s Board and an advisor to Gilead management during a time when such tremendous advancements were made.”

“On behalf of Gilead’s Board of Directors and management team, I thank George for his invaluable service and his many contributions, which have been of great value as Gilead’s business has grown and become increasingly complex,” said James M. Denny, Chairman of Gilead’s Board of Directors.

About Gilead Sciences
Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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For more information on Gilead, please call the Gilead Public Affairs Department at
1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.